EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MHI Hospitality Corporation

Williamsburg, Virginia

We consent to the incorporation by reference in this Annual Report (Form 10-K) of MHI Hospitality Corporation of our report dated March 19, 2007, with respect to the consolidated financial statements and schedule of MHI Hospitality Corporation and the combined financial statements of MHI Hotel Services Group, accounting predecessor to MHI Hospitality Corporation, included in the Form 10-K of MHI Hospitality Corporation.

As discussed in Note 3 to the consolidated and combined financial statements, effective December 21, 2004, MHI Hospitality Corporation acquired all of the outstanding equity interest of Capitol Hotel Associates, LP, LLP, Brownestone Partners, LLC, and Savannah Hotel Associates, LLC in a business combination accounted for as a reorganization of entities under common control with respect to the interests acquired from MHI Hotel Service Group and acquisition of minority interests recorded at fair value from third parties. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-130664) of MHI Hospitality Corporation,

(2) Registration Statement (Form S-8 No. 333-121478) pertaining to the securities to be offered to employees in employee benefit plans,

of our report dated March 19, 2007, with respect to the consolidated financial statements of MHI Hospitality Corporation included elsewhere herein.

/s/ PKF Witt Mares, PLC

Williamsburg, Virginia

March 22, 2007